EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM’S CONSENT

Blonder Tongue Laboratories, Inc.
Old Bridge, New Jersey

We consent to the incorporation by reference in the Registration Statements of Blonder Tongue Laboratories, Inc. on Form S-8 (File Nos. 333-15039, 333-52519, 333-37670, 333-96993, 333-111367, 333-126064 and 333-150755) of our report dated March 24, 2010 with respect to our audits of the consolidated financial statements and schedule of Blonder Tongue Laboratories, Inc. as of December 31, 2009 and 2008 and for the years then ended appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2009.

/s/ Marcum LLP

New York, New York
March 24, 2010